EXHIBIT 5.1

Kramer Levin Naftalis & Frankel LLP

March 30, 2007

Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Scientific Games Corporation, a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the sale from time to time by the holder thereof of an aggregate of 4,000,000 shares (the “Resale Shares”) of Class A common stock, par value $0.01 per share (the “Common Stock”), of the Registrant and (ii) an aggregate of 40,000 shares of Common Stock of the Registrant issuable upon the exercise of certain warrants (the “Warrant Shares”).

We have reviewed copies of the Registration Statement, the Restated Certificate of Incorporation of the Registrant, the Amended and Restated Bylaws of the Registrant and resolutions of the Board of Directors of the Registrant.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  Among other things, we understand from the Registrant and have assumed that the Resale Shares already issued and outstanding were, when originally sold, legally issued, fully paid and non-assessable.  As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others.  We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.               the Resale Shares will, when sold by the holder thereof hereunder, be legally issued, fully paid and non-assessable; and

2.               the Warrant Shares will, when issued and paid for in accordance with the terms and conditions of the respective warrants governing such issuance, be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

We do not express any opinion with respect to any law other than the Delaware General Corporation Law and the federal laws of the United States of America.  This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP